AGREEMENT AND PLAN OF MERGER

BY

VICTOR INDUSTRIES, INC.,

AN IDAHO CORPORATION

AND

ETHOS ENVIRONMENTAL, INC.,

A NEVADA CORPORATION

EXHIBITS

Exhibit A—Agreement Regarding Continuity of Shareholder Interest

Exhibit B—Articles of Merger

Exhibit C—Form of Letter of Transmittal

Exhibit D—Omitted

Exhibit E—Form of Opinion of Targets Counsel

Exhibit F—Form of Opinion of Buyers Counsel

Disclosure Schedule—Exceptions to Representations and Warranties

AGREEMENT AND PLAN OF MERGER

This Merger Agreement (“Agreement”) is entered into as of this 20th day of April, 2006, by and between Victor Industries, Inc., an Idaho corporation (“Buyer”), and Ethos Environmental, Inc., a Nevada corporation (“Target”). Buyer and Target are referred to collectively herein as the “Parties.”

RECITALS

A.  The Boards of Directors of Buyer (the “Buyer Board”) and Target (the “Target Board”) deem it advisable and in the best interests of each corporation and their respective shareholders that Buyer acquire Target in order to advance the long-term business interests of Buyer and Target.

B.  The Buyer Board and Target Board have determined that a business combination between Buyer and Target merging their respective businesses is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

C.  The respective Buyer Board and Target Board deem it advisable and in the best interests of their respective shareholders to consummate the Agreement on the terms and conditions set forth in this Agreement.

D.  The parties intend that this Agreement qualify as a non-taxable reorganization pursuant to Sec-tion 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

E.  The parties hereto intend that this Agreement be ex-empt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder and exempt from the registration requirements of the applicable states.

F.  Buyer is a reporting company registered with the Securities and Exchange Commission and is current with all of its filings with the SEC, whose stock is quoted on the OTC Bulletin Board under the symbol VICI.OB.

G.  As a condition precedent to Closing, Buyer shall have effectuated a redomicile to the State of Nevada and a reverse stock split based on a ratio of approximately 1:1000. The terms and conditions of this Agreement expressly assume that these pre-Closing conditions have been completed, with the understanding that this Agreement shall Close only after the happening of same.

H.  For purposes of this Agreement, Buyer agrees to be bound by, and to comply with, all applicable laws for the State of Idaho and the State of Nevada, notwithstanding any specific references to only one jurisdiction.

I.  The foregoing recitals express the true intentions of the Buyer and Target and are hereby incorporated by this reference into the Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Definitions.

1.1 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

1.2 “Buyer” has the meaning set forth in the preface above.

1.3  “Buyer-owned Share” means any Target Share that Buyer owns beneficially.

1.4 “Buyer Share” means any share of the common stock, $0.0001 par value per share, of Buyer.

1.5 “Certificate of Merger” has the meaning set forth in 2(c) below.

1.6 “Closing” has the meaning set forth in 2(b) below.

1.7 “Closing Date” has the meaning set forth in 2(b) below.

1.8 “Confidential Information” means any information concerning the business and affairs of Target and its Subsidiaries that is not already generally available to the public.

1.9 “Conversion Ratio” has the meaning set forth in 2(d)(v) below.

1.10 “Definitive Buyer Proxy Materials” means the definitive proxy materials relating to the Special Buyer Meeting.

1.11 “Definitive Target Proxy Materials” means the definitive proxy materials relating to the Special Target Meeting.

1.12 “Disclosure Schedule” has the meaning set forth in Section 3 below.

1.13 “Dissenting Share” means any Target Share held of record by any stockholder who or that has exercised his, her, or its appraisal rights under the Nevada Revised Statutes.

1.14 “Effective Time” has the meaning set forth in 2(d)(i) below.

1.15 “Exchange Agent” has the meaning set forth in 2(e) below.

1.16 “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

1.17 “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.18 “IRS” means the Internal Revenue Service.

1.19 “Knowledge” means actual knowledge after reasonable investigation.

1.20 “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

1.21 “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target and its Subsidiaries, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Target and its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

1.22 “Merger” has the meaning set forth in 2(a) below.

1.23  “Nevada Revised Statutes” means the General Corporation Law of the State of Nevada, as amended.

1.24 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency.

1.25 “Party” has the meaning set forth in the preface above.

1.26 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity.

1.27 “Prospectus” means the final prospectus relating to the registration of the Buyer Shares under the Securities Act.

1.28 “Requisite Buyer Stockholder Approval” means the affirmative vote of the holders of a majority of the Buyer Shares in favor of this Agreement and the Merger.

1.29 “Requisite Target Stockholder Approval” means the affirmative vote of the holders of a majority of the Target Shares in favor of this Agreement and the Merger.

1.30 “SEC” means the Securities and Exchange Commission.

1.31 “Securities Act” means the Securities Act of 1933, as amended.

1.32 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.33 “Special Buyer Meeting” has the meaning set forth in 5(c)(ii) below.

1.34 “Special Target Meeting” has the meaning set forth in 5(c)(ii) below.

1.35 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

1.36 “Surviving Corporation” has the meaning set forth in 2(a) below.

1.37 “Target” has the meaning set forth in the preface above.

1.38 “Target Share” means any share of the common stock, $0.001 par value per share, of Target.

1.39 “Target Stockholder” means any Person who owns or holds any Target Shares.

2. Basic Transaction.

(a) The Merger. On and subject to the terms and conditions of this Agreement, Target will merge with and into Buyer (the “Merger”) at the Effective Time. Buyer shall be the corporation surviving the Merger (the “Surviving Corporation”).

(b) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of SteadyLaw Group, LLP in San Diego, CA, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, other than conditions with respect to actions the respective Parties will take at the Closing itself, or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no earlier than May 17, 2006.

(c) Actions at the Closing. At the Closing, (i) Target will deliver to Buyer the various certificates, instruments, and documents referred to in 6(a) below, (ii) Buyer will deliver to Target the various certificates, instruments, and documents referred to in 6(b) below, (iii) Buyer and Target will file with the Secretary of State of the State of Nevada the Articles of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), and (iv) Buyer will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate evidencing the Buyer Shares issued in the Merger.

(d) Effect of Merger.

(i) General. The Merger shall become effective at the time (the “Effective Time”) Buyer and Target file the Certificate of Merger with the Secretary of State of the State of Nevada. The Merger shall have the effect set forth in the Nevada Revised Statutes. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Buyer or Target in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Articles of Incorporation. The articles of incorporation of Buyer in effect at and as of the Effective Time will remain the articles of incorporation of Surviving Corporation without any modification or amendment in the Merger, except with respect to the Surviving Corporation changing its name to “Ethos Environmental, Inc.”

(iii) Bylaws. The bylaws of Buyer in effect at and as of the Effective Time will remain the bylaws of Surviving Corporation without any modification or amendment in the Merger.

(iv) Directors and Officers. The directors and officers of Target in office at and as of the Effective Time shall be appointed the directors and officers of the Surviving Corporation, with each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, and thereafter the directors and officers of Buyer serving immediately prior to the Closing Date shall immediately resign.

(v) Conversion of Target Shares. At and as of the Effective Time, (A) each Target Share (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive one Buyer Share (the ratio of one Buyer Share to one Target Share is referred to herein as the “Conversion Ratio”), (B) each Dissenting Share shall be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the Nevada Revised Statutes, and (C) each Buyer-owned Share shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

(vi) Buyer Shares. Each Buyer Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

(e) Payment Procedure.

(i) Immediately after the Effective Time, Buyer will cause Action Stock Transfer Corporation (the “Exchange Agent”) to mail a letter of transmittal in the form attached hereto as Exhibit C to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates that represented his, her, or its Target Shares in exchange for a certificate representing the number of Buyer Shares to which he, she, or it is entitled.

(ii) Buyer will not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his, her, or its certificates that represented Target Shares. Buyer instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. Buyer may cause the Exchange Agent to invest any cash the Exchange Agent receives from Buyer as a dividend or distribution in one or more of the permitted investments set forth on Exhibit D attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Target Shares as necessary. Buyer may cause the Exchange Agent to pay over to Buyer any net earnings with respect to the investments, and Buyer will replace promptly any cash that the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

(iii) Buyer may cause the Exchange Agent to return any Buyer Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Shares shall be entitled to look to Buyer, subject to abandoned property, escheat, and other similar laws, as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

(iv) Surviving Corporation shall pay all charges and expenses of the Exchange Agent.

(f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

(g) In accordance with the terms of this Agreement, and specifically this Section 2, it is contemplated that Buyer shall issue an aggregate of Seventeen Million Seven Hundred Eighteen Thousand One Hundred Eighty Seven (17,718,187) Buyer Shares to the Target Stockholders for all validly issued and outstanding Target Shares to be distributed on a pro rata basis to each Target Stockholder. Such newly issued Buyer Shares shall represent, on a fully diluted basis, approximately ninety seven (97%) percent of Buyer’s issued and outstanding common stock following any adjustments contemplated by this Agreement.

(h) Restrictive Legend. Each newly issued certificate of Buyer Shares under the terms of this Agreement shall bear the following restrictive legend:

“The Common Stock which is represented by this Certificate has not been registered under the Securities Act of 1933, as amended (the “Act’). These securities have been acquired for investment purposes only and not with a view to distribution or resale, and may not be sold, transferred, made subject to a security interest, pledged, hypothecated or otherwise disposed of unless and until registered under the Act, or on an opinion of counsel for the Company, that registration is not required under such Act.”

(i) The receipt by each of the Target Stockholders of the Buyer Shares is for that person’s own account, is for investment purposes only, and is not with a view to, nor for offer or sale in connection with, the distribution of the Buyer Shares. The newly issued Buyer Shares contemplated by this Agreement have not been registered under the Securities Act or the securities laws of any state and, therefore, cannot be sold unless it is subsequently registered under the Securities Act and any applicable state securities laws or exemptions from registration thereunder are available.

(j) Adjustments. The exchange of shares contemplated under this Agreement shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Shares), reorganization, recapitalization or other like change with respect to Buyer Shares occurring, or for which a record date is established, after the date hereof and prior to the Effective Time.

3. Target’s Representations and Warranties. Target represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization, Qualification, and Corporate Power. Each of Target and its Subsidiaries, if any, is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Target and its Subsidiaries, if any, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Target and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The entire authorized capital stock of Target consists of 200,000,000 Target Shares, of which 17,718,187 Target Shares are issued and outstanding and 182,281,813 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target.

(c) Authorization of Transaction. Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Target cannot consummate the Merger unless and until it receives the Requisite Target Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Target, enforceable in accordance with its terms and conditions.

(d) Non-contravention. To the Knowledge of any director or officer of Target, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target or any of its Subsidiaries is subject or any provision of the charter or bylaws of Target or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Target or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). To the Knowledge of any director or officer of Target, and other than in connection with the provisions of the Hart-Scott-Rodino Act, the Nevada Revised Statutes, the Securities Exchange Act, the Securities Act, and the state securities laws, neither Target nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Compliance with the Law and Other Instruments.

(i) Except as otherwise provided in this Agreement and in the Exhibits annexed hereto, the business and operations of Target have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect Target or its properties, assets, businesses or prospects.

(ii) Target Disclosure Schedule sets forth all material Permits issued or granted to Target. To the knowledge of Target, the Permits are validly held by Target, and Target is in compliance with the Permits, except for instances of noncompliance that would not, individually or in the aggregate, have a material adverse effect. To the knowledge of Target, the Permits constitute all of the governmental licenses, permits, authorizations and approvals required to carry on the business of Target as such business is presently conducted, except where the failure to have any such license, permit, authorization or approval would not, individually or in the aggregate, have a material adverse effect.

(f) Absence of Conflicts. The execution and delivery of this Agreement, the transfer of the securities of Target, and the consummation by Target of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Target’s Articles of Incorporation or By-Laws, (ii) do not and shall not result breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Target is a party to or by which any of its assets are bound, (iii) do not and shall not cause Target to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Target. Target has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

(g) Environmental Compliance. To Target’s knowledge, it is in compliance with all applicable Environmental Laws. Target is presently authorized, if required, to generate, transport through third parties, store, use, treat, dispose of, release, and conduct other handling of, as required, those hazardous substances used in Target’s business, which consist of, hazardous waste, hazardous material, hazardous constituents, toxic substances, pollutants, contaminants, asbestos, radon, polychlorinated biphenyls, petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas and other material defined, regulated, controlled or subject to any remediation requirement under any Environmental Law.

(h) Compliance with Occupational and Safety Laws; Employment Matters.

(i) To Target’s knowledge, it is in compliance with all applicable national, provincial and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety.

(ii) Except as set forth on the Target Disclosure Schedule, Target does not owe any accrued but unpaid salary or other compensation or benefits to any officer, director, employee or consultant of Target. Except as set forth on the Target Disclosure Schedule, Target has no Benefit Plans. The Target Disclosure Schedule contains for each or its officers, directors, and consultants his compensation and benefits for the last two years.

(i) Financial Statements. Target’s audited financial statements for the year ended December 31, 2005 (the “Audited Financial Statements”), have been prepared using generally accepted accounting principles (“GAAP”) applied on a consistent basis. Except as set forth on the Target Disclosure Schedule, the Audited Financial Statements shall fairly present the financial condition and results of operations for Target. Except as indicated in such Financial Statements, and with the exception of ordinary operating expenses which in the aggregate are not material, or as set forth on the Target Disclosure Schedule or in any Exhibit to this Agreement, Target does not have any outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due). Except as set forth on the Target Disclosure Schedule, since the date of the Audited Financial Statements, there has not been any material adverse change in Target’s financial condition, assets, liabilities or business, or any damage, destruction or loss, whether or not covered by insurance, materially affecting Target’s properties, assets or business, and Target has not incurred any indebtedness, liability or other obligation of any nature whatsoever except in the ordinary course of business and Target has not made any change in its accounting methods or practices.

(j) Taxes. Target has timely filed all required national, provincial, and local tax returns and has paid or made adequate provision for the payment of all such taxes whether or not shown to be due on said returns.

(k) Contracts. Annexed hereto as part of Target’s Disclosure Schedule is a true and complete schedule of all of Target’s material contracts including, but not limited to, license agreements. All of the contracts so listed have been entered into in the ordinary course of business and neither Target nor any other party to any such contract is in default under any such contract.

(l) Litigation. Except as set forth on the Target Disclosure Schedule, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting Target or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Target’s business pending or to its knowledge threatened, by or against, any officer or director of Target in connection with its affairs, whether or not covered by insurance. Except as set forth on the Target Disclosure Schedule, neither Target nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting Target. Except asset forth on the Target Disclosure Schedule, Target is not presently engaged in any legal action.

(m) Absence of Changes. Except as set forth on the Target Disclosure Schedule and this Agreement, subsequent to the date of the Audited Financial Statements and through the date of this Agreement, there has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of Target, and except as in the ordinary course of business and with respect to any items reserved by Target and reflected in its Audited Financial Statements, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of Target for any period prior to, and/or subsequent to, the date of the Audited Financial Statements or arising out of any transaction of Target prior to, and/or subsequent to, such date). Subsequent to the date of the Audited Financial Statements except as set forth on the Target Disclosure Schedule, there has not been any declaration, or setting aside, or payment of any dividend or other distribution with respect to Target’s securities, or any direct or indirect redemption, purchase, or other acquisition of any of Target’s securities. To Target’s knowledge, there has not been an assertion against Target of any liability of any nature or in any amount not fully reflected or reserved against in the Audited Financial Statements.

(n) No Approvals. No approval of any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

(o) Broker; Finder’s Fee.

(i) Target represents that it has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement, except as otherwise indicated herein. Target agrees to indemnify and hold harmless Buyer from and against any and all claims for brokerage commissions or finder’s fees by any person, firm or corporation on the basis of any act or statement alleged to have been made by Target or its affiliates or agents.

(ii) As compensation under the terms of a Business Development Agreement (“BDA”), _______________________________shall receive the sum of ____________________dollars (the “BDA Compensation”) from Target upon the successful closing of a business combination or acquisition with Buyer. It is anticipated that the BDA Compensation will be tendered simultaneous to the Closing as set forth under the terms of the BDA. *

(p) Complete Disclosure. No representation or warranty of Target which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Target’s knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Target which would materially adversely affect same which has not been disclosed to Buyer in this Agreement.

*THIS INFORMATION HAS BEEN DELETED BASED ON THE TERMS OF THE BDA REQUIRING CONFIDENTIALITY.

(q) No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Buyer knew or had reason to know that any covenant, representation or warranty in this Agreement furnished or to be furnished to Buyer contained untrue statements.

(r) Access to Information. During the Pre-Closing Period, Target shall (and shall cause each of its Subsidiaries to) afford to Buyer’s officers, employees, accountants, counsel, financing sources and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall request, and, during such period, Target shall (and shall cause each of its Subsidiaries to) furnish promptly to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, finances, operations, properties, assets and personnel as Buyer may reasonably request, in each case, subject to any restrictions contained herein; provided, further, that the foregoing shall not require Target to permit any inspection or disclose any information that, in the reasonable judgment of Target, would result in the disclosure of any trade secrets of third parties or otherwise privileged information. Buyer will hold, and instruct all such officers, employees, accountants, counsel, financing sources and other Representatives to hold, any such information that is nonpublic in confidence in accordance with this Agreement.

(s) Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(t) Continuity of Business Enterprise. Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. 1.368-1(d).

4. Buyer’s Representations and Warranties. Buyer represents and warrants to Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Buyer Disclosure Schedule. The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

(a) Organization, Qualification, and Corporate Power. Each of Buyer and its Subsidiaries, if any, is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Buyer and its Subsidiaries, if any, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Buyer and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The entire authorized capital stock of Buyer consists of 1,000,000,000 Buyer Shares, of which approximately 500,000 Buyer Shares shall be issued and outstanding and 999,500,000 Buyer Shares are to be held in treasury. All of the Buyer Shares to be issued in the Merger shall have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer.

(c) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Buyer cannot consummate the Merger unless and until it receives the Requisite Buyer Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(d) Non-contravention. To the Knowledge of any director or officer of Buyer, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the charter, bylaws, or other governing documents of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. To the Knowledge of any director or officer of Buyer, and other than in connection with the provisions of the Hart-Scott-Rodino Act, the Nevada Revised Statutes, the Securities Exchange Act, the Securities Act, and the state securities laws, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Ownership. As part of Buyer’s Disclosure Schedule is a list of the share ownership of the officers and directors of the Buyer Shares (collectively, the “Buyer Insiders”). At or prior to the Closing Date, Buyer shall deliver to Target lock-up agreements (collectively, the “Buyer Lock-Up Agreements”) signed by each such Buyer Insider, providing for, among other things, that each such Buyer Insider shall not sell or otherwise dispose of any Buyer Shares owned by it for a period of 90 days after the Closing Date.

(f) Compliance with the Law and Other Instruments.

(i) Except as otherwise provided in this Agreement and in the Exhibits annexed hereto, the business and operations of Buyer have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect Buyer or its properties, assets, businesses or prospects.

(ii) Buyer Disclosure Schedule sets forth all material governmental licenses, permits, authorizations and approvals (the “Permits”) issued or granted to Buyer. To the knowledge of Buyer, the Permits are validly held by Buyer, and Buyer is in compliance with the Permits, except for instances of noncompliance that would not, individually or in the aggregate, have a material adverse effect. To the knowledge of Buyer, the Permits constitute all of the governmental licenses, permits, authorizations and approvals required to carry on the business of Buyer as such business is presently conducted, except where the failure to have any such license, permit, authorization or approval would not, individually or in the aggregate, have a material adverse effect.

(g) Absence of Conflicts. The execution and delivery of this Agreement and the issuance of the Buyer Shares, and the consummation by Buyer of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Buyer is a party to or by which any of its assets are bound, (iii) do not and shall not cause Buyer to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Buyer. Buyer has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

(h) Environmental Compliance. Except as set forth in the Buyer Disclosure Schedule, there are no environmental reports with respect to any of the properties owned or leased by Buyer. To Buyer’s knowledge, it is in compliance with all applicable environmental laws (the “Environmental Laws”). Buyer is presently authorized, if required, to generate, transport through third parties, store, use, treat, dispose of, release, and conduct other handling of, as required, those hazardous substances used in Buyer’s business, which consist of, hazardous waste, hazardous material, hazardous constituents, toxic substances, pollutants, contaminants, asbestos, radon, polychlorinated biphenyls, petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas and other material defined, regulated, controlled or subject to any remediation requirement under any Environmental Law.

(i) OSHA Compliance; Employment Matters.

(i) To Buyer’s knowledge, it is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements, including, without limitation, all laws, etc. relating to (1) ERISA and (2) occupational health and safety, including but not limited to the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

(ii) As set forth on the Buyer Disclosure Schedule, Buyer does not owe any accrued but unpaid salary or other compensation or benefits to any officer, director, employee or consultant of Buyer. Upon the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Buyer, from and after the Closing Date will have no obligation to any officer, director, employee or consultant of Buyer for any claim, including, without limitation, any claim for wages, fees, benefits, deferred compensation, severance pay, incentive pay, or pension, arising under any of the Benefit Plans or arising out of such officer’s, director’s, employee’s, or consultant’s engagement or employment by Buyer, except as set forth on the Buyer Disclosure Schedule.

(iii) As a condition precedent to the Closing of this Agreement, and included in the Buyer Disclosure Schedule, each and every contract, agreement or otherwise legally binding obligation by and between Buyer and any of its officers, directors, employees or consultants in effect at the time this Agreement is executed shall be terminated, effective immediately upon Closing, except for such agreements as are set forth in Section 4. As set forth in the notices of termination, which shall include a general release in favor of Buyer, that shall be tendered by each such Buyer officer, director, employee or consultant, Buyer, from and after the Closing Date, will have no obligation to any officer, director, employee or consultant of Buyer for any claim, including, without limitation, any claim for wages, fees, benefits, deferred compensation, severance pay, stock option, rights, incentive pay, or pension, arising under any of the Benefit Plans or arising out of such officer’s, director’s, employee’s, or consultant’s engagement or employment by Buyer.

(j) Financial Statements. Buyer’s financial statements contained in Buyer’s most recent Form 10-KSB and 10-QSB (collectively, the “Buyer Financial Statements”) have been prepared using generally accepted accounting principles (“GAAP”) applied on a consistent basis. The Buyer Financial Statements fairly present the financial condition and results of operations for Buyer. As of the Closing Date, Buyer will not have any outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due). Except as set forth on the Buyer Disclosure Schedule, since the date of the Form 10-KSB for the year ended December 31, 2005, there has not been any material adverse change in Buyer’s financial condition, assets, liabilities or business, or any damage, destruction or loss, whether or not covered by insurance, materially affecting Buyer’s properties, assets or business, and Buyer has not incurred any indebtedness, liability or other obligation of any nature whatsoever except in the ordinary course of business and Buyer has not made any change in its accounting methods or practices.

(k) Taxes. Except as set forth on the Buyer Disclosure Schedule, Buyer has timely filed all required federal, state, city and local tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provision for the payment of all such taxes whether or not shown to be due on said returns.

(l) Contracts.

(i) Annexed hereto and made a part hereof as Exhibit “I” is a true and complete schedule of all of Buyer’s material contracts.

(ii) For purposes of this Agreement, “Buyer Material Contract” shall mean:

a.	any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to Buyer;
b.
any indemnification, employment, consulting or other Contract with (x) any member of the Buyer Board, (y) any executive officer of the Buyer or (z) any other employee of Buyer earning an annual salary plus bonus equal to or in excess of $200,000 other than those Contracts terminable by the Buyer on no more than thirty (30) days notice without liability or financial obligation to Buyer;

c.
any Contract containing any covenant (A) limiting, in any material respect, the ability of Buyer to engage in any line of business or compete with any person or solicit the employees of another person, (B) granting any exclusive rights to make, sell or distribute Buyer’s products or (C) granting “most favored nation” pricing status to any person;

d.
any Contract (i) relating to the disposition or acquisition by Buyer, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which Buyer has any material ownership interest in any other person or other business enterprise;

e.	any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of Buyer, taken as a whole;
f.
any Contract to license to any third party the right to reproduce any of Buyer’s Intellectual Property products, services or technology or any Contract to sell or distribute any of Buyer’s Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

g.
any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of Buyer;

h.
any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of Buyer in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with Buyer or (II) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000;

i.
any Contract under which Buyer has received or granted a license relating to any Intellectual Property that is material to the business of Buyer, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business;

j.	any material partnership or joint venture agreement to which Buyer is a party;
k.	any Contract with a customer that accounted for net revenues in fiscal year 2005 of more than $1,000,000 in the aggregate; and
l.	any Contract (other than Leases) with a vendor pursuant to which Buyer incurred payables in fiscal year 2005 of more than $2,000,000 in the aggregate.

(iii) Each Buyer Material Contract is valid and binding, in full force and effect and is enforceable by Buyer in accordance with its respective terms (subject to the Bankruptcy and Equity Exception), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not result in a Buyer Material Adverse Effect. Buyer and, to the knowledge of Buyer, each other party to the Buyer Material Contracts, have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Buyer Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any other party to any Buyer Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Buyer Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not result in a Buyer Material Adverse Effect.

(m) Title to Assets. Except as set forth on the Buyer Disclosure Schedule, Buyer owns all right, title, and interest in and to each of its assets material to its business.
(i) The Buyer Disclosure Schedule contains a list of all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration and renewals of registration), owned, used, licensed or controlled by Buyer (the “Intellectual Property”), specifying as to each such item of Intellectual Property, as applicable: (a) the owner of the item, (b) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the date of application and issuance or registration of the item. Buyer owns all right, title and interest in and to, or has valid and enforceable licenses to use, all of the Intellectual Property used by it connection with its business. Except as described in Buyer Disclosure Schedule, all listed Intellectual Property is owned by Buyer, free and clear of all liens or claims, including, without limitation, any claim of infringement, of any nature.
(ii) No present or former employee, officer or director of Buyer, or agent or outside contractor of Buyer, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.
(iii) Except as set forth on the Buyer Disclosure Schedule, to the knowledge of Buyer: (a) none of the Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of Buyer for the benefit of any person other than Buyer; and (b) no employee, independent contractor or agent of Buyer has misappropriated any trade secrets or other confidential information of any other person in the course of the performance of his or her duties as an employee, independent contractor or agent of Buyer.

(iv) The Buyer Disclosure Schedule lists the operating systems and applications computer software programs and databases used by Buyer that are material to the conduct of their business. Buyer holds valid licenses to use, reproduce, modify, distribute and sublicense all copies of the Software. To the knowledge of Buyer, none of the Software used by Buyer, nor any use thereof, conflicts with, infringes upon or violates any Intellectual Property or other proprietary rights of any other person and, to the knowledge of Buyer, no claim, suit, action or other proceeding with respect to any such infringement or violation is threatened or pending.

(n) Litigation. Except as set forth on the Form 10-KSB, the Form 10-QSB, and the Buyer Disclosure Schedule, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting Buyer or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Buyer’s business pending or to its knowledge threatened, by or against, any officer or director of Buyer in connection with its affairs, whether or not covered by insurance. Except as set forth on the Form 10-KSB, the Form 10-QSB, and the Buyer Disclosure Schedule, neither Buyer nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality affecting Buyer. Except as set forth on the Form 10-KSB, the Form 10-QSB, and the Buyer Disclosure Schedule, Buyer is not presently engaged in any legal action. The reserves for litigation set forth on the Buyer Financial Statements are adequate to cover the cost of any adverse judgment in any pending litigation and, except as set forth on the Buyer Disclosure Schedule, Buyer will not be obligated to pay the costs, including, without limitation, attorney’s fees, of any pending litigation after the Closing Date.

(o) Reporting Company Status. Buyer is a reporting company registered with the SEC whose common stock is quoted on the OTC Bulletin Board under the symbol VICI.OB. Buyer has not received any notice with respect to non-compliance with any rules or regulations that would affect the eligibility of its Common Stock to be quoted on the OTC Bulletin Board.

(p) SEC Filings. Except as set forth on the Buyer Disclosure Schedule, Buyer has filed and will continue to timely file all forms, reports and documents required to be filed by Buyer with the SEC (collectively, the “SEC Reports”) and the SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be, (ii) did not, to Buyer ‘s knowledge, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not materially misleading and (iii) adequately described all material transactions, which transactions were consummated on commercially reasonable terms and were in the best interests of Buyer’s stockholders.

(q) Absence of Changes. Except as set forth on the Buyer Disclosure Schedule and this Agreement, and except for transactions consummated on commercially reasonable terms and in the best interests of Buyer’s stockholders, subsequent to the date of the Form 10-KSB and through the date of this Agreement, and except as in the ordinary course of business and with respect to any items reserved by Buyer and reflected in the Buyer Financial Statements, there has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of Buyer, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of Buyer for any period prior to, and/or subsequent to, the date of the Form 10KSB or arising out of any transaction of Buyer prior to, and/or subsequent to, such date). Subsequent to the date of the Form 10-KSB, there has not been any declaration, or setting aside, or payment of any dividend or other distribution with respect to Buyer securities, or any direct or indirect redemption, purchase, or other acquisition of any of Buyer securities. To Buyer’s knowledge, there has not been an assertion against Buyer of any liability of any nature or in any amount not fully reflected or reserved against in the most recent Form 10-KSB or Form 10-QSB.

(r) No Approvals. No approval of any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

(s) Broker. Buyer represents that it has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Buyer agrees to indemnify and hold harmless Target from and against any and all claims for brokerage commissions or finder’s fees by any person, firm or corporation on the basis of any act or statement alleged to have been made by Buyer or its affiliates or agents.

(t) Complete Disclosure. No representation or warranty of Buyer which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Buyer’s knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Buyer which would materially adversely affect same which has not been disclosed to Target in this Agreement.

(u) No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Target knew or had reason to know that any covenant, representation or warranty in this Agreement furnished or to be furnished to Target contained untrue statements.

(v) No Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or in the consolidated unaudited balance sheet of Buyer as of the date hereof (the “Balance Sheet”), Buyer does not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of Buyer (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or (iii) that, individually or in the aggregate, would not result in an adverse manner against Buyer.

(w) Exemption from Liability Under Section 16. Prior to the Closing, Buyer shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Buyer Shares (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer.

(x) Resignations & Termination of Buyer Material Contracts. Buyer shall use commercially reasonable efforts to obtain and deliver to Target at the Closing evidence reasonably satisfactory to Target the resignation and termination, effective as of the Effective Time, of all Buyer Material Contracts.

(y) Proxy Statement.

(i) Information. The Proxy Statement and any other document filed with the SEC or by Buyer in connection with this Agreement (taking into account any amendment thereof or supplement thereto), at the time filed with the SEC, at the time first mailed to the stockholders of Buyer and at the time of the Special Buyer Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by Buyer will comply in all material respects with the provisions of the Exchange Act; provided, however that no representation is made by Buyer with respect to statements made therein based on information supplied by Target for inclusion in such documents.

(ii) Proxy Statement. As soon as reasonably as practicable after the execution of this Agreement, Buyer, in cooperation with Target, shall prepare and file with the SEC the Proxy Statement. Buyer, acting through the Buyer Board, shall include in the Proxy Statement (or any supplement thereto filed pursuant to this Section 4) the unanimous (of those directors that were present) recommendation of the Buyer Board that the shareholders of the Buyer vote in favor of this Agreement and the adoption of this Agreement (the “Buyer Recommendation”). Buyer shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. Buyer shall notify Target promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Target with copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Provided that there shall have been no change in the Buyer Recommendation, Buyer shall use commercially reasonable efforts to obtain the Requisite Buyer Stockholder Approval. Buyer shall use commercially reasonable efforts to cause all documents that Buyer is responsible for filing with the SEC or other regulatory authorities under this Section 4 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Target shall use commercially reasonable efforts to provide, or to cause to be provided, to Buyer for inclusion in the Proxy Statement and any amendments or supplements thereto all information regarding Target and its Affiliates that may be required by applicable law and the rules and regulations promulgated thereunder to be so included. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Target or Buyer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Buyer, such amendment or supplement. Notwithstanding the foregoing, Buyer shall not file with the SEC or mail to its shareholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing Target a reasonable opportunity to review and comment on such documents.

(z) No Further Representations and Warranties. The representations and warranties made by Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. Buyer hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to Target or its officers, directors, employees, agents or representatives of any documentation or other information.

(i) Continuity of Business Enterprise.  It is the present intention of Buyer to continue at least one significant historic business line of Target, or to use at least a significant portion of Target’s historic business assets in a business, in each case within the meaning of Reg. 1.368-1(d).

(ii) Disclosure. The Definitive Buyer Proxy Materials will comply with the Securities Act and the Securities Exchange Act in all material respects. The Definitive Buyer Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Buyer makes no representation or warranty with respect to any information that Target will supply specifically for use in the Definitive Buyer Proxy Materials. None of the information that Buyer will supply specifically for use in the Definitive Target Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

(b) Notices and Consents. Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third-party consents referred to in Section 3 above and the items set forth in this Section 5 of the Disclosure Schedule.

(c) Regulatory Matters and Approvals. Each of the Parties will, and Target will cause each of its Subsidiaries to, give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in 3(d) and 4(d) above. Without limiting the generality of the foregoing:

(i) Securities Act, Securities Exchange Act, and State Securities Laws. Buyer will take all actions that may be necessary under state securities laws in connection with the offering and issuance of the Buyer Shares.

(ii) Nevada Revised Statutes. Target will call a special meeting of its stockholders (the “Special Target Meeting”) as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Nevada Revised Statutes. Buyer will call a special meeting of its stockholders (the “Special Buyer Meeting”) as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Nevada Revised Statutes, or other applicable law as set forth in the Definitive Buyer Proxy Materials.

(d) Operation of Business. Target will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

(i) neither Target nor any of its Subsidiaries will authorize or effect any change in its charter or bylaws;

(ii) neither Target nor any of its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(iii) neither Target nor any of its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

(iv) neither Target nor any of its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(v) neither Target nor any of its Subsidiaries will impose any Lien upon any of its assets outside the Ordinary Course of Business;

(vi) neither Target nor any of its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(vii) neither Target nor any of its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(viii) neither Target nor any of its Subsidiaries will commit to any of the foregoing.

(e) Full Access. Buyer and Target each will, and will cause each of their Subsidiaries to, permit representatives of the other party (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Buyer and Target and each of their Subsidiaries. Buyer and Target will treat and hold as such any Confidential Information they receive from the other party or any of their Subsidiaries in the course of the reviews contemplated by this 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agree to return to the other party all tangible embodiments (and all copies) thereof that are in their possession.

(f) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in 3 and 4 above. No disclosure by any Party pursuant to this 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. Buyer and Target will not and will not cause or permit any of their Subsidiaries to solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Buyer or Target or any of their Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Buyer and Target, their Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

(h) Indemnification.

(i) Buyer, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the certificate of incorporation or bylaws of Target for the benefit of any individual who served as a director or officer of Target at any time prior to the Effective Time.

(ii) Buyer will indemnify each individual who served as a director or officer of Target at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.

(i) Continuity of Business Enterprise. Buyer will continue at least one significant historic business line of Target, or use at least a significant portion of Targets historic business assets in a business, in each case within the meaning of Reg. 1.368-1(d), except that Buyer may transfer Targets historic business assets (i) to a corporation that is a member of Buyer’s qualified group, within the meaning of Reg. 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Buyers qualified group have active and substantial management functions as a partner with respect to Targets historic business or (B) members of Buyers qualified group in the aggregate own an interest in the partnership representing a significant interest in Targets historic business, in each case within the meaning of Reg. 1.368-1(d)(4)(iii).

(j) No Public Announcement. None of the parties hereto shall, without the prior written approval of the other party make any press release or other public announcement or communicate with any customer, competitor or supplier of the other party concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall determine is required by law, which determination shall be made by such party based upon the advice of its counsel, in which event the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

(k) Legal Requirements.

(i) Subject to the terms hereof, each of Target and Buyer shall use their commercially reasonable efforts to:

a.
take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable (and Buyer shall use its commercially reasonable efforts to obtain prior to Closing such written consents, authorizations or resignations of the parties to the Buyer Material Contracts as so requiring by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby);

b.
as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by Buyer or Target or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

c.
as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; and

d.	contest any legal proceeding relating to the transactions contemplated by this Agreement; and
e.
execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Buyer and Target shall cooperate with each other in connection with the making of all such filings. Buyer and Target shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer and Target agree that nothing contained in this Section 5 shall modify or affect their respective rights and responsibilities as otherwise set forth in this Agreement.

(ii) Buyer and Target agree, and shall cause each of their respective subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of any transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to this Agreement and made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary, (i) Target shall not be required to agree to any consent decree or order in connection with any objections raised by the Federal Trade Commission or Department of Justice or any other governmental agency or authority or third party with respect to the transactions contemplated by this Agreement and (ii) neither Target nor its Affiliates shall be obligated to agree to divest or hold separate all or any portion of the assets or businesses of Buyer and its subsidiaries or any of their other assets or businesses.

6. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

(ii) Target and its Subsidiaries shall have procured all of the third-party consents specified in Section 5 above;

(iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term material, or contain terms such as Material Adverse Effect or Material Adverse Change, in which case such representations and warranties (as so written, including the term material or Material) shall be true and correct in all respects at and as of the Closing Date;

(iv) Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term material, or contain terms such as Material Adverse Effect or Material Adverse Change, in which case Target shall have performed and complied with all of such covenants (as so written, including the term material or Material) in all respects through the Closing;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of Target, or (D) adversely affect the right of any of the former Subsidiaries of Target to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) Target shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in this Section 6(a)(i)-(v) is satisfied in all respects;

(vii) this Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval;

(viii) Buyer shall have received from counsel to Target an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer, and dated as of the Closing Date;

(ix) all actions to be taken by Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Target’s Obligation. The obligation of Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval;

(ii) Buyer and its Subsidiaries shall have procured all of the third-party consents specified in Section 5 above;

(iii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term material, or contain terms such as Material Adverse Effect or Material Adverse Change, in which case such representations and warranties (as so written, including the term material or Material) shall be true and correct in all respects at and as of the Closing Date;

(iv) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term material, or contain terms such as Material Adverse Effect or Material Adverse Change, in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term material or Material) in all respects through the Closing;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Surviving Corporation to own the former assets, to operate the former business, and to control the former Subsidiaries of Buyer, or (D) adversely affect the right of any of the former Subsidiaries of Buyer to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) Buyer shall have delivered to Target a certificate to the effect that each of the conditions specified above in 6(b)(i)-(iv) is satisfied in all respects;

(vii) this Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

(viii) Target shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Target, and dated as of the Closing Date;

(ix) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Target.

Target may waive any condition specified in this 6(b) if it executes a writing so stating at or prior to the Closing.

(c) Conduct of Target Business Prior to the Closing Date. Between the date of this Agreement and the Closing Date, Target shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of Target, and use its best efforts to (i) keep available to Target the services of Target’s present officers and employees, (ii) maintain all of Target’s properties in their present condition (ordinary wear and tear excepted), (iii) maintain insurance policies with respect to Target’s business and properties consistent with current practice, and (iv) maintain Target’s rights and franchises. Except as set forth in the Target Disclosure Schedule or as provided for in this Agreement, Target shall not, without the prior written consent of Buyer:

(i)	make any change in the Certificate of Incorporation or By-Laws of Target;
(ii)	authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock;
(iii)	conduct the business of Target in any manner other than in the ordinary course;
(iv)	take any action or omit to do any act which would cause the representations or warranties of Target contained herein to be untrue or incorrect in any material respect;
(v)	hire any employee other than in the ordinary course of business;
(vi)
except for liabilities incurred and obligations under contracts entered into in the ordinary course of business, incur any obligation or liability (absolute or contingent), including, but not limited to, any debt or guarantee any such debt or issue or sell any debt securities or guarantee any debt securities of others;

(vii)	declare or make any payment or distribution to its stockholders (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock;
(viii)	mortgage, pledge or subject to lien, charge or any other encumbrance, any asset, whether tangible or intangible, of Target;
(ix)
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets except in the ordinary course of business unless any such successor assumes any and all outstanding liabilities;

(x)	commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement; or
(xi)	commit any other act or omit to do any other act which would have a material adverse effect upon the business, or financial condition of Target.

(d) Conduct of Buyer Business Prior to the Closing Date. Between the date of this Agreement and the Closing Date, Buyer shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of Buyer, and use its best efforts to (i) keep available to Buyer the services of Buyer’s present officers, and (ii) preserve Buyer relationships, if any, with customers, suppliers and others having business dealings with Buyer, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Except as set forth in the Buyer Disclosure Schedule or as provided for in this Agreement, Buyer shall not, without the prior written consent of Target:

(i)	make any change in the Certificate of Incorporation or By-Laws of Buyer;
(ii)	conduct the business of Buyer in any manner other than in the ordinary course;
(iii)	authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock;
(iv)
pay any accrued and unpaid compensation, nor increase the compensation payable to, or to become payable by Buyer to any officer, director or employee or make any bonus, insurance, pension, or other benefit plan, payment or arrangement to or with any officer, director or employee;

(v)	hire any employee other than in the ordinary course of business;
(vi)
except for liabilities incurred and obligations under contracts entered into in the ordinary course of business, incur any obligation or liability (absolute or contingent), including, but not limited to, any debt or guarantee any such debt or issue or sell any debt securities or guarantee any debt securities of others;

(vii)	declare or make any payment or distribution to its stockholders or purchase or redeem any shares of capital stock;
(viii)	mortgage, pledge or subject to lien, charge or any other encumbrance, any asset, whether tangible or intangible, of Buyer;
(ix)
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets except in the ordinary course of business unless any such successor assumes any and all outstanding liabilities;

(x)	take any action or omit to do any act which would cause the representations or warranties of Buyer contained herein to be untrue or incorrect in any material respect;
(xi)	commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement; or
(xii)	commit any other act or omit to do any other act which would have a material adverse effect upon the business, financial condition or earnings of Buyer.

(e) Documents, Certificates, etc. to be Delivered at Closing.

(i) At the Closing, Target shall deliver the following items:

a.	the Target Certificate of Representations and Warranties signed by the President of Target; and
b.	Target’s Disclosure Schedule.

(ii) At the Closing, Buyer shall deliver the following items:

a.	Buyer Lock-Up Agreements signed by the Buyer Insiders;
b.
the legal opinion of the Buyer’s counsel relative to due organization of Buyer, authority of Buyer to enter into this Agreement, and valid issuance of the Buyer Shares in accordance with the terms of this Agreement, in a form reasonably satisfactory to Target;

c.	the Buyer Certificate of Representations and Warranties signed by the President of Buyer; and
d.	the resignations/termination of all agreements with the officers, directors, employees or consultants of Buyer.

7. Termination.

(a) Termination of Agreement.  Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(ii) Buyer may terminate this Agreement by giving written notice to Target at any time prior to the Effective Time (A) in the event Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 2006, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);

(iii) Target may terminate this Agreement by giving written notice to Buyer at any time prior to the Effective Time (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Target has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 2006, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from Target breaching any representation, warranty, or covenant contained in this Agreement);

(iv) Either Party may terminate this Agreement by giving written notice to the other Party at any time prior to the Effective Time in the event Buyer’s Board or Target’s Board concludes that termination would be in the best interests of Buyer or Target, as the case may be, and its stockholders;

(v) any Party may terminate this Agreement by giving written notice to the other Party at any time prior to the Effective Time; or

(vi) any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Buyer Meeting or the Special Target Meeting in the event this Agreement and the Merger fail to receive the Requisite Buyer Stockholder Approval or the Requisite Target Stockholder Approval respectively.

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in this Agreement shall survive any such termination.

(c) Fees and Expenses.

(i) Except as otherwise set forth herein, all Expenses shall be paid by the party incurring such Expenses, whether or not the actions contemplated by this Agreement are effectuated. For purposes of this Agreement, “Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(ii) If this Agreement is terminated (i) by Buyer pursuant to Section 7(a) or (ii) by Target pursuant to Section 7(a) then concurrently with any such termination of this Agreement, the terminating party shall pay to the non-terminating party an amount equal to $1,000 (the “Termination Fee”).

(iii) All amounts payable by Buyer or Target, as the case may be, pursuant to this Section 7 shall be paid in cash and in immediately available funds to such bank account as the recipient party may designate in writing to the paying party.

(iv) The parties agree that the agreements contained in this Section 7 and the payments contemplated thereby are an integral part of the transactions contemplated by this Agreement and that such payments represent the damages that the party receiving the payment will incur if the conditions giving rise to such payments shall occur and constitute liquidated damages and not a penalty and represent the exclusive remedy of the parties in the circumstances contemplated by such payment events; provided, however, that the foregoing limitations shall not be applicable or have any effect in the case of a termination of this Agreement by reason of a willful breach by Target, one the one hand, or Buyer, on the other, of a representation or warranty hereunder or a willful failure of Target, on the one hand, or Buyer, on the other, to perform their respective obligations under this Agreement, in which event the parties expressly agree that the payments contemplated by this Section 7(c)(iv) as the case may be, shall not be deemed liquidated damages and shall serve as payments towards, and not in lieu of, any other damages and legal remedies that may be available to, or asserted by, Buyer against Target and its Affiliates, or Target against Buyer, as the case may be, in such circumstances.

(d) Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date of this Agreement until the Closing Date, each of the parties shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Buyer shall promptly provide Target or its counsel with copies of all of its filings made with the SEC or with any governmental entity in connection with this Agreement, the transactions contemplated hereby and thereby. In this regard, each of Buyer and Target shall promptly comply with the other’s reasonable requests for documents, information and access to the other’s facilities, personnel, and representatives. Each of the parties shall notify the other of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of the parties pursuant to this Agreement to be breached or that renders or will render untrue any representation or warranty of the parties contained in this Agreement. Each of the parties shall also notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by the parties. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(e) Survival of Representations, Warranties and Covenants. All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive the Closing Date hereof, and shall continue in full force and effect for two (2) years after the Closing Date, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, its successors and assigns. Notwithstanding the foregoing, any representation or warranty concerning ERISA, environmental matters, or taxes shall continue in full force and effect for the duration of the applicable limitations period.

8. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning issuance of the Buyer Shares and the provisions above concerning certain requirements for a tax-free reorganization are intended for the benefit of Target Stockholders and (ii) the provisions above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

(c) Entire Agreement. This Agreement and all documents and instruments refereed to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as otherwise provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Buyer or Target makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other with respect to any one or more of the foregoing.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges pre-paid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Target:    Copy to:
Ethos Environmental   Michael M. Later
7015 Alamitos Ave.   3060 West Post Road
San Diego, California 92154  Las Vegas, Nevada
T: (619) 575-6800   T: (702) 456-1328
F: (619) 575-9300   F: (702) 263-4664

If to Buyer:    Copy to:
Victor Industries, Inc.   Wade D. Huettel
180 S.W. Higgins Avenue  SteadyLaw Group
Missoula, Montana 59803  3580 Utah Street
T: (406) 549-2261   San Diego, California 92104
T: (619) 892-3006
F: (619) 330-1888

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(h) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Nevada Revised Statutes. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(i) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(j) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word including shall mean including without limitation.

(k) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(l) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person action on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Code 6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

(m) Enforceability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

(n) Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

(o) Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein, except as otherwise provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(p) Confidentiality.

(i) Buyer, on its own behalf or on behalf of its directors, officers, employees, stockholders and/or other representatives and/or agents, recognize and acknowledge that they had in the past and currently have access to certain confidential information of Target which is valuable, special and unique to Target. Buyer agrees that, it will not use any of the confidential information for any purpose other than as contemplated by and in accordance with the terms of this Agreement and will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (i) to Buyer and to authorized representatives of Buyer, and (ii) to counsel and other advisers and representatives of Buyer, provided that such advisors or representatives (other than counsel) agree in writing to the confidentiality provisions of this Section 8(q) of this Agreement, unless (1) such information becomes known to the public generally through no fault of Buyer, (2) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this Section 8(q) of this Agreement, Buyer shall, if possible, give prior written notice thereof to Target and provide Target with the opportunity to contest such disclosure, or (3) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Buyer of the provisions of this Section 8(q) of this Agreement, Target shall be entitled to an injunction restraining Buyer from disclosing or using, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Target from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(ii) Target on its own behalf or on behalf of its respective directors, officers, employees, stockholders and/or other representatives and/or agents, recognizes and acknowledges that it had in the past and currently has access to certain confidential information of Buyer. which is valuable, special and unique to Buyer. Target agrees that, prior to the Closing Date, or if the transactions contemplated by this Agreement are not consummated, it will not use any of the confidential information for any purpose other than as contemplated by and in accordance with the terms of this Agreement and will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to Target and to authorized representatives of Target, and (b) to counsel and other advisers and representatives of Target, provided that such advisors or representatives (other than counsel) agree to the confidentiality provisions of this Section 8(q) of this Agreement, unless (1) such information becomes known to the public generally through no fault of Target, (2) disclosure is required by law or the order of any governmental authority under color of law, provided that prior to disclosing any information pursuant to this Section 8(q) of this Agreement, Target shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure, or (3) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party.. In the event of a breach or threatened breach by Target of the provisions of this Section 8(q) of this Agreement, Buyer shall be entitled to an injunction restraining Target from disclosing or using, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(q) Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

(r) Interpretation. When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(s) Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(t) Waiver of jury trial. Each of parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the transactions contemplated hereby or the actions of Buyer or Target in the negotiation, administration, performance and enforcement of this agreement.

(u) Director and Officer Liability.

(i) Survival of Indemnification. Buyer and Target agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee as provided in the Articles of Incorporation, Bylaws or any Indemnity Agreement involving Buyer or Target will survive the Merger and continue in full force and effect. To the extent permitted by (i) the Nevada Revised Statutes, or (ii) the Surviving Corporation’s Certificate of Incorporation and the Bylaws, advancement of Indemnitee Expenses pursuant to this Section 8(v) will be mandatory rather than permissive and the Surviving Corporation will advance Indemnitee Costs in connection with such indemnification. The Surviving Corporation will expressly assume and honor in accordance with their terms any agreement providing for indemnification of any Indemnitee previously made available for inspection by Parent in effect on the date of this Agreement (including any indemnity provisions contained in any agreement providing for the registration of securities) (each, an “Indemnity Agreement”).

(ii) Indemnification Surviving Corporation. In addition to the other rights provided for in this Section 8(v) and not in limitation thereof, from and after the Effective Time, the Surviving Corporation will, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Surviving Corporation or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the “Indemnitees”) against all losses, Indemnitee Expenses (as hereinafter defined), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, “Indemnitee Costs”) in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Surviving Corporation or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an “Indemnifiable Claim”) and (ii) advance to such Indemnitees all Indemnitee Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that, the person to whom Indemnitee Expenses are to be advanced would be required to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation. The Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnitees. For the purposes of this Section 8(v), “Indemnitee Expenses” will include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

(iii) Binding Effect on Successors and Assigns. Notwithstanding any other provisions hereof, the obligations of the Surviving Corporation in this Section 5.11 will be binding upon the successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each case, proper provision will be made so that successors and assigns of the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 8(v).

(iv) Termination or Modification of Indemnification Obligations. The obligations of the Surviving Corporation under this Section 8(v) will not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8(v) applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8(v) applies will be third party beneficiaries of this Section 8(v)).

(v) Advancement of Indemnitee Expenses. The Surviving Corporation will advance all Indemnitee Expenses to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 8(v).

(vi) Continuation of Insurance Policy. For a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in effect the current directors and officers liability insurance policies maintained by the Surviving Corporation (provided that Surviving Corporation may substitute policies of at least the same coverage with other terms and conditions that are no less advantageous to the Indemnitee, and provided further that the annual premiums to be paid with respect to the maintenance of such policies during such six year period will not exceed one hundred fifty percent (150%) of the annual premium paid by the Surviving Corporation for such policies as of the date of this Agreement with respect to claims arising from facts or events that occurred prior to the Effective Time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Victor Industries, Inc. (“Buyer”)    Ethos Environmental, Inc. (“Target”)

________________________________   _________________________________
By: Lana Pope, Chief Executive Officer   By: Enrique De Vilmorin

Dated:_______________    Dated:_________________